Exhibit 99.2 - Joint Filer Information and Signature

Joint Filers:

1. Name:	Partners Limited
Address:	181 Bay Street, P.O. Box 762, Toronto, Canada M5J 2T3

Partners Limited

By:	/s/ Loretta Corso	Date: November 5, 2013
Name: Loretta Corso
Title: Secretary